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EXHIBIT 3.1



                         FIRST CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  NETWORD, INC.

    (adopted pursuant to Section 242 of the Delaware General Corporation law)

It  is  hereby  certified  as  follows:

     FIRST:           The  name  of  the  corporation  is  Netword,  Inc.  (the
"Corporation").

     SECOND:      The  Certificate of Incorporation was filed with the Secretary of  State  on  February  2,  1999.

     THIRD: The Certificate of Incorporation of the Corporation is hereby amended for the purpose of effecting a one-for-40 reverse split of the outstanding shares of the Corporation's common stock, par value $0.01 per share ("Common Stock"), by inserting the following as Article FOURTH A immediately following Article FOURTH:


          FOURTH A: At the Reverse Split Effective Time, the then outstanding shares of Common Stock (the "Outstanding Shares") shall automatically and without further action be consolidated and combined into a lesser number of shares of Common Stock ("Resulting Shares"), without any change in the par value of the Common Stock, so as to effect a one-for-40 reverse split of the Outstanding Shares (the "Reverse Stock Split") whereby for every 40 Outstanding Shares held by any one beneficial owner there shall be and remain one Resulting Share. The excess of the par value of the Outstanding Shares over the par value of the Resulting Shares shall be credited to additional paid-in capital. From and after the Reverse Split Effective Time, all certificates that formerly evidenced Outstanding Shares shall evidence instead the appropriate reduced number of Resulting Shares, except that if any beneficial owner of Outstanding Shares would be entitled by reason of the Reverse Stock Split to receive a fractional Resulting Share, such owner shall receive a whole share in lieu of such fractional Resulting Share, and such whole share shall be deemed for all purposes to be a validly issued, fully-paid and nonassessable share of Common Stock. The Reverse Stock Split shall become effective as of 12:05 a.m. New York City time on December 19, 2002 (the "Reverse Split Effective Time").

     FOURTH:       The  amendments  effected  by  this  First  Certificate  of
Amendment  to  the  Certificate of Incorporation of the Corporation were adopted

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and  approved  in  accordance  with Sections 228 and 242 of the Delaware General
Corporation  Law.

     IN  WITNESS WHEREOF, I have signed this instrument as of December 18, 2002.


                                               /s/  Kent  M.  Klineman
                                               -----------------------
                                               Kent  M. Klineman
                                               Secretary





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